Exhibit 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES

1st QUARTER EARNINGS

April 23, 2004

Chula Vista, California — First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, announced net income of $1.2 million for the quarter ended March 31, 2004 compared to $957,000 for the first quarter of the prior year. First PacTrust Bancorp reported both basic and diluted earnings per share of $.26 for the three months ended March 31, 2004 compared to basic earnings per share of $.19 for the prior year’s first quarter. For the prior year’s first quarter ended March 31, 2003, the company did not have any potentially dilutive securities.

Net interest income before provision for loan losses increased 19.3% to $5.1 million for the quarter ended March 31, 2004 as compared to $4.3 million for the first quarter of the prior year. Total interest income increased $1.4 million to $7.7 million as compared to $6.3 million in the prior year’s first quarter, reflecting increased loan growth on lower yielding loans. Total interest expense increased to $2.6 million from $2.0 million for the first quarter of the prior year resulting from increased deposits and increased FHLB borrowings.

During the first quarter of 2004, a $108,000 provision for loan losses was made compared to $328,000 in the same period of the prior year. The decrease in the provision was a result of continued low levels of charge-offs and nonperforming assets. In addition, loan growth was higher in the first quarter of 2003 due primarily to a very strong refinance market due to lower levels of interest rates. The allowance for loan losses increased in the first quarter of 2004 to $4.3 million from $4.2 million at December 31, 2003 resulting from the increased level of loans outstanding.

Noninterest expense increased $557,000 to $3.1 million for the first quarter of 2004 from $2.6 million over the prior year’s quarter. Significant contributing factors were increased compensation and benefits expense due to the granting of stock awards in April 2003, and an increase in number of employees primarily related to the opening of a new branch.

Total assets have increased by $26.8 million, or 4.3%, to $650.7 million at March 31, 2004 from $624.0 million at December 31, 2003. The increase reflected growth primarily in loans receivable of $27.4 million, funded by an increase in deposits of $38.0 million.

Stockholders’ equity decreased $4.5 million to $80.0 million at March 31, 2004 from $84.5 million at December 31, 2003. The purchase of 251,800 shares of treasury stock for $5.6 million and the payment of dividends of $447,000 primarily attributed to the decrease. Equity was increased by net income of $1.2 million and ESOP and stock awards earned of $266,000.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with eight branches serving primarily San Diego and Riverside Counties in California. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S.Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended March 31,
	2004	2003
	(In thousands)
Selected Operations Data
Total interest income	$7,743		$6,331
Total interest expense	2,606		2,026

Net interest income	5,137		4,305
Provision for loan losses	108		328

Net interest income after provision for loan losses	5,029		3,977
Noninterest income	331		238
Noninterest expense	3,107		2,550

Income before taxes	2,253		1,665
Income tax provision	1,058		708

Net income	$1,195		$957

Earnings per share
Basic	$.26		$.19

Fully diluted	$.26	$	N/A

	March 31, 2004	December 31, 2003
	(In thousands)
Selected Financial Condition Data
Total assets	$650,734	$623,964
Cash and cash equivalents	11,424	11,575
Loans receivable, net	614,604	587,251
Securities available for sale	5,282	6,419
Deposits	427,945	389,925
Advances from Federal Home Loan Bank	139,500	147,000
Stockholders’ equity	80,049	84,539

	Three months ended March 31,
	2004	2003
Selected Financial Ratios (1)
Return on average assets	.75%	.79%
Return on average equity	5.75	4.28
General and administrative expenses to average assets	1.95	2.06
Efficiency ratio(2)	56.82	56.13
Net interest margin	3.31	3.79

	As of March 31, 2004	As of March 31, 2003
Non-performing assets to total assets(3)	.17%	.07%
Book value per common share(4)	$18.42	$18.23

(1)	All applicable quarterly ratios reflect annualized figures.
(2)	Represents noninterest expense divided by net interest income plus noninterest income.
(3)	Consists of assets 90 days past due.
(4)	Represents total equity divided by total shares outstanding excluding unearned ESOP shares and unearned stock awards.